SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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[_]	Soliciting Material Under Rule 14a-12

Alliance California Municipal Income Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.

1345 Avenue of the Americas, New York, New York 10105

Toll Free (800) 221-5672

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

April 26, 2019

To the stockholders of Alliance California Municipal Income Fund, Inc. (the “Fund”):

Notice is hereby given that a Special Meeting of Stockholders (the “Meeting”) of the Fund, a Maryland corporation, will be held at the office of the Fund, 1345 Avenue of the Americas, 41st Floor, New York, New York 10105, on April 26, 2019 at 3:00 p.m., Eastern Time, to consider and vote upon a proposal to liquidate and dissolve the Fund pursuant to a Plan of Liquidation and Dissolution, as described more fully in the accompanying Proxy Statement dated March 11, 2019.

Any stockholder of record of the Fund at the close of business on February 19, 2019 is entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof. The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund.

By Order of the Board of Directors,

/s/ Emilie D. Wrapp
Emilie D. Wrapp Secretary

New York, New York

March 11, 2019

YOUR VOTE IS IMPORTANT

Please indicate your voting instructions on the enclosed Proxy Card, sign and date it, and return it in the envelope provided, which needs no postage if mailed in the United States. You may also, by telephone or through the Internet, authorize proxies to cast your vote. To do so, please follow the instructions on the enclosed Proxy Card. Your vote is very important no matter how many shares you own. Please complete, date, sign and return your proxy promptly in order to save the Fund any additional cost of further proxy solicitation and in order for the Meeting to be held as scheduled.

The [A/B] Logo is a service mark of AllianceBernstein and AllianceBernstein® is a registered trademark used by permission of its owner, AllianceBernstein L.P.

PROXY STATEMENT

ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.

QUESTIONS AND ANSWERS

Q.       WHAT IS THIS DOCUMENT AND WHY DID WE SEND IT TO YOU?

A.	This booklet contains the Notice of Special Meeting of Stockholders of Alliance California Municipal Income Fund, Inc., a Maryland corporation (the “Fund”), and Proxy Statement, which include information you should review before voting on the proposal to liquidate and dissolve the Fund (the “Liquidation”) pursuant to the Plan of Liquidation and Dissolution (the “Plan”), a form of which is attached to the Proxy Statement as Exhibit A, that will be presented at a Special Meeting of Stockholders (the “Meeting”) on April 26, 2019.

On February 5-6, 2019, the Fund’s Board of Directors (the “Board” or the “Directors”) approved and declared advisable the Liquidation and directed that the Liquidation be submitted to the stockholders for approval at the Meeting. You are receiving this proxy material because you own shares of the Fund. Each stockholder of record of the Fund as of the close of business on Tuesday, February 19, 2019 (the “Record Date”) has the right under applicable legal requirements to vote on the Liquidation. The Liquidation will not occur unless approved by a majority (more than 50%) of the votes entitled to be cast by the holders of the Fund’s common stock and holders of the Fund’s preferred stock, including holders of the Fund’s auction preferred shares and variable rate munifund term preferred shares (“Preferred Stockholders”), voting together as a single class.

Q.	WHO IS ASKING FOR MY VOTE?
A.	The Board is asking you to vote at the Meeting regarding the proposed Liquidation, as set forth in the Plan.
Q.	WHO IS ELIGIBLE TO VOTE?
A.	Stockholders of record at the close of business on the Record Date are entitled to vote at the Meeting or any postponement or adjournment of the Meeting. If you owned shares on the Record Date, you have the right to vote, even if you later sell or have sold the shares.

The holders of the Fund’s common stock and Preferred Stockholders vote together as a single class. Each share is entitled to one vote. Shares represented by properly authorized proxies, unless revoked before or at the Meeting, will be voted according to stockholders’ instructions. If you sign and return a proxy card but do not fill in a vote, your shares will be voted “FOR” the Liquidation.

Q.	HOW WILL THE LIQUIDATION WORK?
A.	If the Fund’s stockholders approve the Liquidation, the Fund immediately thereafter will not engage in any business activities except to wind up its business, convert its portfolio securities to cash, and make one or more liquidating distributions to stockholders. More information on liquidating distributions is provided under “Summary of the Plan - Liquidating Distributions” in the Proxy Statement.
Q.	WHY IS THE LIQUIDATION BEING PROPOSED?
A.	In recommending the Liquidation for approval by the stockholders, AllianceBernstein L.P., the Fund’s investment adviser (the “Adviser”), and the Board considered a variety of factors. These included: concerns about the potential for termination of the Fund’s advisory agreement with the Adviser in light of the outcome of the recent meeting of stockholders of the Fund, when a proposed new advisory agreement between the Fund and the Adviser did not receive the necessary vote for approval following a proxy fight with an activist investor; the significant and growing ownership of the Fund’s shares by activist investors and the potential adverse consequences for the Fund of activities of certain of such investors, including the purported nomination by one such investor of candidates for election to the Fund’s Board at the 2019 annual meeting of stockholders of the Fund, and a threatened proxy fight; the Fund’s relatively small size; and the Fund’s trading discount. The Adviser and the Board also considered a possible combination of the Fund with another investment company, conversion of the Fund to an open-end investment company and a self-tender offer or repurchases of the Fund’s shares and determined that, on balance, the Liquidation would be in the best interests of the Fund and its stockholders.

If approved by the Fund’s stockholders, the Liquidation will allow stockholders of the Fund’s common stock to realize full net asset value for their shares of common stock (and avoid the discount that such stockholders would currently realize if they sold their shares in the market), and permit Preferred Stockholders to receive the liquidation preference amount for their shares. In addition, the Adviser and the Board believe that an orderly liquidation of the Fund’s portfolio holdings will provide greater value to stockholders than alternative measures to address the Fund’s activist stockholders, size and trading discount issues, such as merging or open-ending the Fund or conducting a tender offer. In light of these factors, and after careful deliberation on the Adviser’s recommendation of the Liquidation, the Board declared advisable, approved, and recommended that the Fund’s stockholders approve, the Liquidation.

If the Fund’s stockholders do not approve the Liquidation, the Directors will consider whether another course of action would be in the best interests of the Fund. Please review the Proxy Statement for a more detailed discussion about the reasons for the proposed Liquidation.

Q.	WHEN WILL THE LIQUIDATION AND DISTRIBUTIONS TO STOCKHOLDERS OCCUR?
A.	If the Fund’s stockholders approve the Liquidation, then, as described in greater detail in the Proxy Statement, the Fund’s assets will be distributed to stockholders as soon as reasonably practicable after all of the Fund’s liabilities and expenses have been paid (or arranged to be paid) and a determination has been made as to which stockholders are entitled to receive payment of such liquidating distributions.
Q.	WHY IS THE BOARD REQUESTING MY VOTE?
A.	Maryland law and the Fund’s Charter require the Fund to obtain stockholder approval prior to the liquidation and dissolution of the Fund. Consequently, the Board is seeking your vote on the Liquidation.
Q.	HOW DOES THE BOARD RECOMMEND I VOTE?
A.	The Board recommends that you vote “FOR” the Liquidation.
Q.	HOW CAN I AUTHORIZE A PROXY TO VOTE MY SHARES?
A.	Please follow the instructions included on the enclosed Proxy Card.
Q.	WHAT IF I WANT TO REVOKE MY PROXY?
A.	You can revoke your proxy at any time prior to its exercise by (i) giving written notice to the Secretary of the Fund at 1345 Avenue of the Americas, New York, New York 10105, (ii) signing and delivering to the Secretary another proxy of a later date, or (iii) voting in person at the Meeting.
Q.	WHOM DO I CALL IF I HAVE QUESTIONS REGARDING THE PROXY?
A.	You can call the Fund at (800) 221-5672.

PROXY STATEMENT

ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.

1345 Avenue of the Americas

New York, New York 10105

SPECIAL MEETING OF STOCKHOLDERS

April 26, 2019

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board” or the “Directors”) of Alliance California Municipal Income Fund, Inc. (the “Fund”), a Maryland corporation, to be exercised at a Special Meeting of Stockholders of the Fund (the “Meeting”), to be held at the office of the Fund, 1345 Avenue of the Americas, New York, New York 10105, on Friday, April 26, 2019 at 3:00 p.m., Eastern Time. The solicitation will be primarily by mail and the cost will be borne by the Fund. The Notice of Special Meeting of Stockholders, Proxy Statement and Proxy Card are being mailed to stockholders on or about March 11, 2019.

The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), whose shares of common stock are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol AKP.

Any common or preferred stockholder who owned shares of the Fund at the close of business on February 19, 2019 (the “Record Date”) is entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof. The holders of the Fund’s common stock (“Common Stockholders”) and preferred stock, including holders of the Fund’s auction preferred shares and variable rate munifund term preferred shares (“Preferred Stockholders”), vote together as a single class. Each share is entitled to one vote.

As permitted by law, only one copy of this Proxy Statement may be delivered to the stockholders of the Fund residing at the same address, unless such stockholders have notified the Fund of their desire to receive multiple copies of the stockholder reports and proxy statements that the Fund sends. The Fund will promptly deliver, upon request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. If you would like to receive an additional copy, please call (800) 227-4618 or write to Cathleen Crandall at AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105. Stockholders wishing to receive separate copies of the Fund’s stockholder reports and proxy statements in the future, and stockholders sharing an address that wish to receive a single copy if they are currently receiving multiple copies, should also send a request as indicated.

Important Notice Regarding Availability of Proxy Materials for the Special Meeting to Be Held on Friday, April 26, 2019. The Proxy Statement is available on the Internet at www.abglobal.com/abfundsproxy.

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PROPOSAL:

LIQUIDATION AND DISSOLUTION OF THE FUND

At the quarterly meeting of the Board held on February 5-6, 2019, the Directors approved a proposal to liquidate and dissolve the Fund (the proposed liquidation and dissolution, the “Liquidation”) pursuant to a Plan of Liquidation and Dissolution (the “Plan”), a form of which is attached to this Proxy Statement as Exhibit A, subject to the approval of the Liquidation by the Fund’s stockholders at the Meeting. Under Maryland law and the Fund’s Charter, the Liquidation requires the affirmative vote of a majority (more than 50%) of the votes entitled to be cast by the Common Stockholders and Preferred Stockholders, voting together as a single class. At the Meeting, stockholders will be asked to approve the Liquidation pursuant to the Plan, which is described in this Proxy Statement. The Directors unanimously recommend that you vote FOR the Liquidation.

Background

The Fund, a corporation organized under the laws of Maryland, commenced operations in 2001. The Fund’s investment objective is to seek to provide high current income exempt from regular federal and California state income tax. As of December 31, 2018, the Fund had assets totaling $195.3 million, with approximately $125.3 million attributable to shares of common stock and approximately $70 million attributable to shares of preferred stock. Although the Fund has had a relatively small asset size since its inception, the Fund’s stockholder base has changed significantly over the past few years. As of February 19, 2019, two stockholders owned approximately 22% of the Fund’s shares of common stock, and institutional stockholders (including activists and institutions that tend to support activists in any vote) owned approximately 45% of the Fund’s shares of common stock. AllianceBernstein L.P., the Fund’s investment adviser (the “Adviser”), believes that continued or increasing ownership of the Fund by activist stockholders will have significant adverse consequences for the Fund especially in light of the recent activities of one such stockholder to (i) solicit votes in opposition of the approval of proposed new investment advisory agreements for the Fund, which led to cancellation of such meeting without approval of such new investment advisory agreements, and it being unlikely that a new advisory agreement would be approved by stockholders in advance of or following the anticipated potential change of control of the Adviser, and (ii) elect directors affiliated with the activist stockholder to the Fund’s Board. In addition to these changes in the Fund’s stockholder base and activist stockholder activities, the Fund’s shares have traded at a discount to their net asset value (“NAV”). As of January 18, 2019, the discount was 5.7%. For the years ended 2018, 2017 and 2016, the average discount was 10.7%, 10.33% and 6.3%, respectively.

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The Board has considered, and discussed with management of the Fund, a variety of measures designed to address the potential termination of the Fund’s investment advisory agreement in the event of a change of control of the Adviser, and recent stockholder activism and reduction or elimination of the discount. These measures included, in addition to liquidation, merging the Fund with another fund inside or outside the AB Fund Complex (i.e., the group of funds managed by the Adviser), converting the Fund to an open-end fund and commencing a tender offer or repurchasing Fund shares. However, the Board concluded that it would not be advisable to implement any of these alternative measures for the reasons summarized below under “Board Considerations in Approving the Proposed Liquidation.”

The Board believes that the Fund’s historical performance and distribution history have delivered significant value to stockholders since the Fund’s inception. However, having considered: the outcome of the recent meeting of stockholders of the Fund and the potential for a change of control of the Adviser, and termination of the Fund’s advisory agreement without a new advisory agreement being approved by stockholders, the increasingly significant ownership of the Fund by activist stockholders and their recent activity, the Fund’s relatively small size and trading discount, and the opportunity for stockholders to realize full NAV for their shares of common stock through the Liquidation, the Adviser recommended, and the Board determined that, on balance, liquidation and dissolution would be in the best interests of the Fund and its stockholders. In light of this conclusion, and after careful deliberation, the Board declared advisable, approved, and recommended that Fund stockholders approve, the Liquidation.

Board Considerations in Approving the Proposed Liquidation

In determining that the Liquidation is in the best interests of the Fund and its stockholders, and in approving, and recommending that stockholders approve, the Liquidation pursuant to the Plan, the Board considered, among other factors:

•	Potential Termination of the Advisory Agreement. The Adviser discussed with the Board that opposition by certain activist stockholders to the approval of proposed new investment advisory agreements before and at a recent stockholder meeting led to the cancellation of such meeting by the Board. Consequently, in the event of a change of control of the Adviser, which may take place as a result of anticipated sales of shares of AXA Equitable Inc., the controlling stockholder of the Adviser, by AXA S.A., the majority owner of AXA Equitable Inc., the Adviser would have only 150 days to provide investment management services to the Fund under its provisional Rule 15a-4 investment advisory agreement while the Fund seeks to obtain stockholder approval of a new investment advisory agreement. The Adviser believes that the investment in the Fund by activist stockholders and stated intentions and actions of the largest such investor (i.e., desire to open-end the Fund and to elect candidates for director purportedly nominated by such investor) would make obtaining such a vote unlikely and be an expensive distraction. The Fund’s proxy solicitor also indicated that, given the Fund’s current stockholder base, it believes that it would not be feasible to obtain the vote necessary to approve new investment advisory agreements should a new stockholder meeting be convened.

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•	Small Asset Size of the Fund/Current Stockholder Base. The Adviser discussed with the Board that, as of December 31, 2018, the Fund has $195.3 million in total assets, $125.3 million of which is attributable to shares of common stock and $70 million of which is attributable to shares of preferred stock. The Fund’s relatively small size makes it vulnerable to stockholder activist activities. The Adviser also noted that, as of January 18, 2019, approximately 36% of the Fund’s current common stockholders are either activists or institutions that tend to support activists in any vote. The Board considered that any activist activities of such stockholders could adversely affect the Fund, including by causing the Fund to incur costs of proxy contests or other activities.

•	Realization of Net Asset Value. The Adviser discussed with the Board that, if approved by the Fund’s stockholders, the Liquidation will allow stockholders to realize NAV for their shares of common stock, and avoid the discount to NAV that stockholders would currently realize if they sold their shares in the market. In addition, Preferred Stockholders would receive the liquidation preference amount for their shares.

•	Orderly Liquidation Process. If the Liquidation is approved at the Meeting, management of the Fund will, under the oversight of the Directors and the Fund’s officers, take steps to sell the Fund’s portfolio securities, discharge (or arrange for the payment of) the Fund’s liabilities, and distribute to stockholders their Liquidating Distributions (as defined below) from the Fund’s remaining assets, as described below under “Summary of the Plan.” The Board believes that such an orderly liquidation of the Fund’s portfolio holdings will provide greater value to stockholders than alternative measures to address the potential termination of the Fund’s investment advisory relationship with the Adviser, activist stockholders, size and trading discount, such as open-ending the Fund or conducting a tender offer.

•	Tax Consequences. The Board considered the Adviser’s representation that, if the Liquidation is approved, the Fund would intend to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, for its final fiscal period preceding the Liquidation. As a result, the Fund may need to distribute any undistributed net investment income and/or any undistributed net realized gains to stockholders in connection with the Liquidation. As of October 31, 2018, the Fund had net unrealized gains of approximately $6.1 million and a capital loss carryforward of approximately $4.7 million, thereby requiring the Fund to make a capital gains distribution of approximately $1.3 million in connection with the Liquidation. At the stockholder level, the tax consequences of the Liquidation will depend upon the difference between the proceeds a stockholder receives in the Liquidation and the stockholder’s adjusted tax basis in the Fund’s shares for U.S. Federal income tax purposes.

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•	Alternative Measures. As noted above, the Directors considered, and discussed with the Adviser, a variety of alternatives designed to address, among other things, the risk of termination of the Fund’s investment advisory relationship with the Adviser, activist stockholders, relatively small size and trading discount. In addition to liquidation, the Board considered a possible merger with other closed- and open-end funds within and outside the AB Fund Complex, converting the Fund from a closed-end investment company to an open-end investment company and commencing a tender offer or conducting open market purchases. However, the Adviser believed, and the Directors, after careful consideration of the Adviser’s analysis and recommendation, agreed, that none of these measures were advisable because, among other things:

o	Merger into an AB Closed-End Fund -The Board considered that it is a policy of the Fund to invest, under normal conditions, at least 80% of its net assets in municipal bonds paying interest that is exempt from regular federal and California state tax, and that, currently, no other closed-end fund within the AB Fund Complex has a similar investment focus on California state municipal securities. The Adviser discussed with the Board that Fund stockholders currently benefiting from the California state income tax exemptions for income paid by the Fund would lose such benefits in the event that the Fund were to merge into a closed-end fund that does not invest primarily in California state-related issuers. The Adviser also discussed with the Board that, under current market conditions and for the foreseeable future, the combination of the Fund’s assets into a national municipal closed-end fund within the AB Fund Complex, would, even if optimally repositioned in advance, reduce the earnings power of this closed-end fund significantly enough to trigger a possible reduction in that fund’s dividend. Accordingly, it is likely that this closed-end fund would not only derive few benefits from acquiring the Fund’s assets, but could also incur substantial disruption to its own portfolio.

In addition, the Adviser discussed with the Board that the Fund’s activist stockholders are unlikely to respond favorably to a proposal to merge the Fund with a closed-end fund with shares trading at a similar or larger discount to NAV than that of the Fund. This lack of support would make it difficult to obtain the vote necessary to approve such a transaction. The Adviser believes that obtaining approval from activist stockholders would be particularly difficult without first conducting a significant tender offer at or close to NAV for the Fund’s shares of common stock. Such a tender offer would only further reduce the Fund’s assets, thereby increasing the difficulty and expense of successfully completing a merger.

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o	Merger into an AB Open-End Fund - The Adviser discussed with the Board the option of merging the Fund into an open-end municipal fund within the AB Fund Complex and the challenges presented by such a transaction. The Adviser estimated that at least 50% of the Fund’s shares would likely be redeemed upon consummation of such a merger, thereby causing the open-end fund to derive few benefits from the acquisition of the Fund’s assets and to potentially incur substantial and possibly expensive portfolio disruption. The Adviser also discussed with the Board that it was unlikely any other combination with a fund within the AB Fund Complex could be accomplished on a tax-free basis.
o	Merger Outside the AB Fund Complex - The Adviser discussed with the Board that, given the Fund’s relatively small size, investment strategy and activist ownership, and the reasons noted by the Adviser in its discussion of a potential merger with another AB Fund, the Fund would not be an attractive candidate for a merger with another fund outside of the AB Fund Complex.

o	Conversion to an Open-End Fund - The Board believes that given its asset size, converting the Fund to an open-end fund would cause the Fund to become a less desirable investment for long-term stockholders, as the change to open-end status would lead to a significant reduction in the Fund’s assets (due to substantial redemptions from activist and other investors anticipated by the Adviser, even if a temporary redemption fee were to be imposed). In addition, the Adviser already sponsors two open-end California funds, thus limiting the marketing and sales potential for the Fund. The Fund would also be limited in its use of leverage because the Fund would not be permitted to have shares of preferred stock outstanding as an open-end fund. The Board considered that open-ending the Fund would allow stockholders seeking liquidity to redeem their shares at NAV following the effective date of open-ending. The Adviser discussed with the Board that, based on the Adviser’s expectations, institutional stockholders owning approximately 50% of the Fund's shares of common stock would redeem their investment at NAV as soon as the open-ending was accomplished. In addition, based on its experience with prior open-endings of closed-end funds, the Adviser believes that a substantial portion of the Fund's individual stockholders, in addition to the institutional stockholders, would redeem their shares shortly after open-ending. Furthermore, the Fund would be required to redeem the Fund’s shares of preferred stock in the event the Fund were converted to an open-end fund. The Board considered the Adviser’s assessment that the Fund's investment strategy would be unlikely to attract sufficient investor interest in the Fund to offset ongoing redemptions, nor would it appreciably increase the size of the Fund through new sales. The Board also considered the Adviser’s expectation that the Fund would be required to hold significantly higher cash balances than it does currently to address possible redemptions, and could pay lower dividends. Furthermore, converting into an open-end fund would require the affirmative vote of 75% of the Fund’s outstanding shares, with holders of common stock and preferred stock voting together as a single class, a voting threshold which the Adviser believes would be difficult to obtain. After careful consideration, the Board agreed with the Adviser’s view that open-ending is not in the Fund’s or its stockholders’ best interests.

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o	Tender Offer and Open Market Purchases - The Board believes that a significant tender offer for shares of common stock of the Fund resulting in a drastic reduction in the size of the Fund would result in increased costs for long-term stockholders who do not tender, and would be unlikely to have a long-term effect on the Fund’s market discount. In addition, the sale of a significant portion of the Fund’s portfolio and the subsequent distribution of cash to satisfy tender requests would reduce the Fund’s total assets significantly, which would cause the Fund’s current operating expense ratio to increase from 1.36% (excluding interest expense) to, for example, 1.44% in the event the Fund’s assets were reduced by 20%.

In addition, the Adviser discussed with the Board that the reduction in the Fund’s discount over the last twelve months may be the result of trading activity by large activist stockholders, and that while a tender offer or open market purchases might result in a further reduction in the discount in the short-term, it is unlikely to have a lasting effect.

•	Growing Activist Stockholder Base. As noted above, recent public filings indicate that a significant portion of the Fund’s shares of common stock are held by certain stockholders that may have an agenda that is different from the Adviser’s long-term approach to managing the Fund’s portfolio and maximizing value for all stockholders, and that this percentage has been increasing and is likely to continue to increase. In addition, there are a number of other stockholders that are activists or institutions that tend to support activists. These stockholders are unlikely to support a proposal to merge the Fund with another closed-end fund. The Board believes that the Liquidation would avoid legal and other costs that could result from continued activist stockholder activities. The Adviser discussed with the Board that any such activities, including the recent filing of preliminary proxy materials for the solicitation of votes to elect as directors persons purportedly nominated by one of the activist stockholders to the Board, were ultimately likely to result in a liquidation of the Fund, but at a greater cost to the Fund and its stockholders than the Liquidation provided for under the Plan.
•	Terms and Conditions of the Plan. The Board considered the terms and conditions of the Plan, including that the Plan contemplates that the costs of the Liquidation (which consist largely of legal, printing and proxy solicitation expenses), estimated to be approximately $150,000, will be paid by the Fund.

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•	Insurance Policies. The Adviser has agreed to maintain insurance policies covering the Fund and its Directors for any claims relating to acts and omissions prior to the Liquidation relating to the Fund for a period of at least six years following the Liquidation.

Following discussions with management, the Board, including all of the Directors who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (the “Independent Directors”), with the advice and assistance of independent counsel, approved and declared advisable the Liquidation, authorized the Plan, and directed that the Liquidation be submitted for the vote of the Fund’s stockholders. If the Liquidation is approved at the Meeting, management, under the oversight of the Board and officers of the Fund, will proceed to wind up the Fund’s affairs as soon as reasonably practicable thereafter in a timeframe that allows for an orderly liquidation of portfolio holdings. The Fund cannot predict at this time how long it will take to accomplish an orderly liquidation under then-existing market conditions. If the Liquidation is not approved by stockholders, the Directors will consider whether another course of action would be in the best interests of the Fund and its stockholders.

Summary of the Plan

If the Liquidation is approved by stockholders, the liquidation and dissolution of the Fund would be effected in accordance with the terms of the Plan, which has been approved by the Board and is summarized below. This summary is not complete, and is qualified in its entirety by reference to the Plan, a form of which is attached to this Proxy Statement as Exhibit A. Stockholders are urged to read the Plan in its entirety.

Effective Date and Cessation of the Fund’s Activities as an Investment Company. If the Liquidation is approved by stockholders at the Meeting, the Plan will become effective at the close of business on or about April 26, 2019 (the “Effective Date”) or, in the event the Meeting is postponed or adjourned, the Effective Date of the Plan shall be the date that the Liquidation meets the required vote for approval. After the Effective Date, the Fund will cease its business as an investment company and will not engage in any business activities except for the purpose of winding up its business and affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Fund’s liabilities, including any contingent liabilities, and distributing its remaining assets to stockholders in accordance with the Plan. The Fund is unable to predict when a complete liquidation of its portfolio holdings will be accomplished.

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Closing of Books and Transfer and Trading of Shares. For purposes of determining the stockholders of the Fund entitled to receive payment of all Liquidating Distributions, the proportionate interests of stockholders in the assets of the Fund shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date, or on such later date as may be determined by the Board (the “Determination Date”). On the Determination Date, the books of the Fund shall be closed. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders’ respective interests in the Fund’s assets will not be transferable by the negotiation of share certificates, and shares of the Fund’s common stock will cease to be traded on the NYSE.  Prior to the Effective Date, the NYSE may remove the Fund’s shares of common stock from listing at any time if an event shall occur or conditions exist that, in the opinion of the NYSE, make further dealings on the NYSE inadvisable. The Fund expects that the shares will continue trading on the NYSE until the Effective Date and will not trade thereafter.

Liquidating Distributions. Within a reasonable period after the Effective Date, the Fund will determine, and pay or provide for the payment of, all charges, taxes, expenses, liabilities and reserves, whether due or accrued or anticipated, of the Fund. Such liabilities and expenses of the Fund will include the costs relating to the Liquidation, which are estimated to be approximately $150,000, resulting in an estimated NAV impact of $0.02 per share.  As soon as reasonably practicable after the Determination Date and following the payment or other provision for all liabilities and expenses of the Fund, the remaining assets of the Fund will be distributed to, or for the account of, first, the Preferred Stockholders, and second, after determination of any dividend to be paid pursuant to the Plan, the Common Stockholders (each distribution, a “Liquidating Distribution”).

In accordance with the Fund’s Charter, Preferred Stockholders are entitled to receive $25,000 per share of preferred stock, plus an amount equal to all accumulated but unpaid dividends on such shares of preferred stock (whether or not earned or declared) to, but not including, the liquidating distribution payment date, upon the liquidation, dissolution or winding up of the affairs of the Fund. In the event that the assets of the Fund available for distribution to the Preferred Stockholders are insufficient to pay in full the amounts to which the Preferred Stockholders are entitled under the Charter, then payment will be made pro rata among all such Preferred Stockholders. After Liquidating Distributions have been made to all Preferred Stockholders, the Fund’s remaining assets will be distributed to Common Stockholders in one or more cash payments in complete liquidation of the Fund.

Stockholders will receive information concerning the sources of the Liquidating Distribution. Upon the effectiveness of the Articles of Dissolution, all outstanding shares of the Fund will be deemed cancelled.

Deregistration under the 1940 Act. As soon as practicable after the Effective Date and the completion of the implementation of the Plan, steps will be taken to deregister the Fund as an investment company under the 1940 Act.

Other Actions. The officers of the Fund will take such other actions as may be deemed necessary or advisable to carry out the provisions and purposes of the Plan.

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Federal Tax Consequences

The following is only a general summary of the significant United States federal income tax consequences of the Plan to the Fund and its stockholders and is limited in scope. This summary is based on the federal tax laws and applicable Treasury regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect. The Fund has not sought a ruling from the Internal Revenue Service (the “IRS”) with respect to the federal income tax consequences to the Fund or its stockholders that will result from the Fund’s liquidation. The statements below are not binding upon the IRS or a court, and there is no assurance that the IRS or a court will not take a view contrary to those expressed below. This summary assumes that a stockholder holds shares in the Fund as a capital asset for United States federal income tax purposes.

This summary addresses significant federal income tax consequences of the Plan, but does not discuss state or local tax consequences of the Plan. Implementing the Plan may impose unanticipated tax consequences on stockholders or affect stockholders differently, depending on their individual circumstances. Stockholders are encouraged to consult with their own tax advisors to determine the particular tax consequences that may be applicable in connection with the Plan.

If the Liquidation is approved by stockholders and the Fund proceeds to liquidate and dissolve, the Fund intends to continue to satisfy all of the qualification requirements for taxation as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, for its final taxable year. Accordingly, the Fund expects that it will not be taxed on any capital gains realized from the sale of the Fund’s assets or ordinary income that the Fund timely distributes to stockholders. Prior to making Liquidating Distributions to stockholders, the Fund intends to declare dividends necessary to satisfy the income and excise tax distribution requirements for its final taxable year, and to make any such distribution either prior to or at the time of the Liquidating Distributions.

Each stockholder who receives a Liquidating Distribution will generally recognize gain (or loss) for federal income tax purposes equal to the amount by which the amount of the Liquidating Distribution exceeds (or is less than) the stockholder’s adjusted tax basis in his or her Fund shares. Any gain or loss realized by a stockholder on the Liquidating Distribution generally will be treated as long-term capital gain or loss if his or her Fund shares have been held for more than 12 months. Otherwise, the gain or loss on the Liquidating Distributions will be treated as short-term capital gain or loss.

The Fund is generally required to withhold and remit to the U.S. Treasury a percentage of the taxable liquidation proceeds paid to any stockholder who fails to provide the Fund with a correct taxpayer identification number, who has underreported dividend or interest income, or who fails to certify to the Fund that he, she or it is not subject to backup withholding.

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Impact of the Plan on the Fund’s Status under the 1940 Act and State Law

As noted above, the Plan provides that, on the Effective Date, the Fund will cease doing business as a registered investment company and, as soon as practicable, will apply for deregistration under the 1940 Act. A vote in favor of the Liquidation will constitute a vote in favor of the Fund’s deregistration under the 1940 Act. Until the Fund’s deregistration as an investment company becomes effective, the Fund, as a registered investment company, will continue to be subject to the 1940 Act.

After the Effective Date, Articles of Dissolution will be executed, acknowledged and filed with the State Department of Assessments and Taxation of Maryland, and will become effective in accordance with the Maryland General Corporation Law. Upon the effective date of such Articles of Dissolution, the Fund will be legally dissolved, but thereafter the Fund will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Fund was organized.

Appraisal Rights

Stockholders will not be entitled to appraisal rights under Maryland law in connection with the Plan.

The Board, including the Independent Directors, unanimously recommends that stockholders vote “FOR” the proposed Liquidation.

PROXY VOTING AND STOCKHOLDER MEETING

All properly authorized and timely received proxies will be voted at the Meeting in accordance with the instructions marked thereon or as otherwise provided therein. If a proxy is properly authorized but not timely received, the proxy will not be exercised at the Meeting. If no specification is made on a properly authorized and timely received proxy, it will be voted for the matters specified on the Proxy Card in the manner recommended by the Board. Accordingly, unless instructions to the contrary are marked on the proxies, all properly authorized and timely received proxies will be cast in favor of the Liquidation. Any stockholder may revoke that stockholder’s proxy at any time prior to exercise thereof by (i) giving written notice to the Secretary of the Fund at 1345 Avenue of the Americas, New York, New York 10105, (ii) signing and delivering to the Secretary another proxy of a later date, or (iii) voting in person at the Meeting.

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Properly authorized proxies may be returned with instructions to abstain from voting or to withhold authority to vote (an “abstention”) or may represent a broker “non-vote” (which is a proxy from a broker or nominee indicating that the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power to vote). Approval of the Liquidation requires the affirmative vote of a majority (more than 50%) of the votes entitled to be cast by the Preferred Stockholders and Common Stockholders voting together as a single class. Any abstention or broker non-vote will be considered present for purposes of determining the existence of a quorum but will have the effect of a vote against the Liquidation. Under Maryland law and pursuant to the Fund’s Bylaws, the only matters that may be acted on at a special meeting of stockholders are those stated in the notice of the special meeting. Accordingly, other than procedural matters relating to the Liquidation, no other business may properly come before the Meeting. If any such procedural matter requiring a vote of stockholders should arise, the persons named as proxies will vote on such procedural matter in accordance with their discretion.

A quorum for the Meeting will consist of the presence in person or by proxy of the holders of a majority of the total outstanding shares of the Fund’s common stock and preferred stock. In the event that (i) a quorum is not present at the Meeting; or (ii) a quorum is present but sufficient votes in favor of the position recommended by the Board for the Liquidation (as described in this Proxy Statement) have not been timely received, the Chairman of the Meeting may authorize, or the persons named as proxies may propose and vote for, one or more adjournments of the Meeting up to 120 days after the Record Date, with no other notice than an announcement at the Meeting, in order to permit further solicitation of proxies. Shares represented by proxies indicating a vote contrary to the position recommended by the Board will be voted against adjournment of the Meeting.

The Fund has engaged Computershare Fund Services (the “Proxy Solicitor”) to assist in soliciting proxies for the Meeting. The Proxy Solicitor will receive a total fee of approximately $30,000 for its services, which will be borne by the Fund. The Fund expects that the solicitation will be primarily by mail, but also may include telephone, electronic, oral or other means of communication. If the Fund does not receive your proxy by a certain time, you may receive a telephone call from a proxy soliciting agent asking you to vote. Officers of the Fund, or employees of the Adviser, may also be involved in the solicitation of proxies.

Stock Ownership

The outstanding voting shares of the Fund as of the Record Date consisted of 8,554,668 shares of common stock, 1,195 shares of Auction Preferred Shares, consisting of 771 shares of Series M and 424 shares of Series T, and 1,605 shares of Variable Rate MuniFund Term Preferred Shares.

As of the Record Date, the Directors and officers of the Fund, both individually and as a group, owned less than 1% of the shares of the Fund. During the Fund’s most recently completed fiscal year, the Fund’s Directors as a group did not engage in the purchase or sale of more than 1% of any class of securities of the Adviser or of any of its parents or subsidiaries.

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INFORMATION AS TO THE INVESTMENT ADVISER AND THE ADMINISTRATOR OF THE FUND

The Fund’s investment adviser is AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105. The Adviser also functions as the administrator to the Fund.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Fund is not aware of an untimely filing of a statement of initial beneficial ownership interest by any person subject to Section 16 under the Securities Exchange Act of 1934 during the Fund’s fiscal year ended 2018.

OTHER MATTERS

Under Maryland law and pursuant to the Fund’s Bylaws, the only matters that may be acted on at a special meeting of stockholders are those stated in the notice of the special meeting. Accordingly, other than procedural matters relating to the proposal that the Fund be liquidated and dissolved, no other business may properly come before the Meeting. If any such procedural matter requiring a vote of stockholders should arise, the persons named as proxies will vote on such procedural matter in accordance with their discretion.

Based on public filings, as of February 1, 2019, the following stockholders held more than 5% of the Fund’s shares:

Stockholder (Address)	Class of Shares	Number of Shares	Percentage
Bulldog Investors, LLC, Bulldog Investors Group of Funds, Phillip Goldstein, Andrew Dakos and Steven Samuels (Park 80 West-Plaza Two, 250 Pehle Avenue, Suite 708, Saddle Brook, New Jersey 07663)	common stock	1,063,951	12.44%
First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation (120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187)	common stock	720,723	8.42%
Bank of America Corp. (Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255), Bank of America N.A. (101 South Tryon Street, Charlotte, North Carolina 28255) and Blue Ridge Investments, L.L.C. (214 North Tryon Street, Charlotte, North Carolina 28255)	auction preferred shares	834	69.79%
UBS AG on behalf of UBS Securities LLC and UBS Financial Services Inc. (Bahnhofstrasse 45, P.O. Box CH-8049, Zurich, Switzerland)	auction preferred shares	351	29.37%
Bank of America Corp. (Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255) and Bank of America Corp. Preferred Funding Corp. (214 North Tryon Street, Charlotte, North Carolina 28255)	variable rate munifund term preferred shares	1,605	100%

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SUBMISSION OF PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS

 If the Liquidation is approved at the Meeting, the Fund does not intend to hold another meeting of stockholders. However, if the Liquidation is not approved or has not commenced by the end of the Fund’s current fiscal year, the Fund will hold an annual meeting. Because the annual meeting date will be more than 30 days after the first anniversary of the prior year’s annual meeting, proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Fund must be received by the Fund for inclusion in the Fund’s proxy statement and proxy card relating to that meeting a reasonable time before the Fund begins to print and send its proxy materials. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included as stockholder proposals are subject to certain requirements under the federal securities laws and the Maryland General Corporation Law. To be presented at the 2019 Annual Meeting of Stockholders, a stockholder director nomination or a stockholder proposal that is not otherwise includable in the Proxy Statement for the 2019 Annual Meeting must be delivered by a stockholder of record to the Fund no sooner than the 150th day prior to the date of the annual meeting and no later than the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which the date of the annual meeting is announced and must be submitted in accordance with all of the requirements of the Fund’s Bylaws.

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REPORTS TO STOCKHOLDERS

The Fund will furnish each person to whom this Proxy Statement is delivered with a copy of its latest annual report to stockholders and its subsequent semi-annual report to stockholders, if any, upon request and without charge. To request a copy, please call AllianceBernstein Investments, Inc. at (800) 227-4618 or contact Cathleen Crandall at AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105.

By Order of the Board of Directors,

/s/ Emilie D. Wrapp
Emilie D. Wrapp Secretary

March 11, 2019

New York, New York

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 Exhibit A

Form of Plan of Liquidation and Dissolution

This Plan of Liquidation and Dissolution (the “Plan”) of Alliance California Municipal Income Fund, Inc. (the “Fund”), a Maryland corporation and a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), is intended to accomplish the complete liquidation and dissolution of the Fund in conformity with the laws of the State of Maryland.

WHEREAS, on February __, 2019, the Fund’s Board of Directors (the “Board”) unanimously determined that it is advisable to liquidate and dissolve the Fund; and

WHEREAS, the Board has considered and approved this Plan as the method of liquidating and dissolving the Fund and has directed that the dissolution of the Fund be submitted to the stockholders of the Fund (“Shareholders”) for their consideration;

NOW, THEREFORE, the liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth:

1.	Effective Date of Plan. The Plan shall be and become effective only upon the approval of dissolution of the Fund by an affirmative vote of a majority of the votes entitled to be cast on the matter by the holders of common stock of the Fund (“Common Shareholders”) and holders of preferred stock of the Fund (“Preferred Shareholders”), voting as a single class, at a duly called meeting of the Shareholders at which a quorum is present. The day of such approval by the Shareholders is hereinafter called the “Effective Date.”

2.	Cessation of Business. After the Effective Date, the Fund shall cease its business as an investment company and shall not engage in any business activities except for the purposes of winding up its business and affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Fund’s liabilities, including any contingent liabilities, reducing the remaining assets of the Fund to distributable form in cash and distributing its remaining assets to, or for the account of, first, the Preferred Shareholders and second, the Common Shareholders, in each case as contemplated by Section 6 hereof.

3.	Fixing of Interests and Closing of Books. For purposes of determining the Shareholders entitled to receive payment of all Liquidating Distributions (as defined below), the proportionate interests of Shareholders in the assets of the Fund shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date, or on such later date as may be determined by the Board (the “Determination Date”). On the Determination Date, the books of the Fund shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the Shareholders’ respective interests in the Fund’s assets shall not be transferable by the negotiation of share certificates and the Fund’s shares of common stock will cease to be traded on the New York Stock Exchange, Inc. (the “NYSE”).

A-1

4.	Notice of Liquidation. As soon as practicable after the Effective Date, the Fund shall mail notice to its known creditors, if any, at their addresses as shown on the Fund’s records, that this Plan has been approved by the Board and the Shareholders and that the Fund will be liquidating its assets, to the extent that such notice is required under the Maryland General Corporation Law (the “MGCL”).

5.	Liquidation of Assets and Payment of Debts. As soon as is reasonable and practicable after the Effective Date, all portfolio securities of the Fund shall be converted to cash or cash equivalents. As soon as practicable after the Effective Date, the Fund shall pay, or make reasonable provision to pay in full all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred (collectively, “Debts”) prior to the date of the final Liquidating Distributions provided for in Section 6 below.

6.	Liquidating Distributions. As soon as reasonably practicable after the Determination Date and following the payment or other provision for Debts of the Fund, the remaining assets of the Fund shall be distributed to or for the account of the Shareholders, at any one or more times, and shall proceed in the order of priority provided below (each a “Liquidating Distribution”):

A.	First, to the Preferred Shareholders, the amount of $25,000 per share of preferred stock, plus an amount equal to all accumulated but unpaid dividends thereon (whether or not earned or declared) to, but not including, the date of such Liquidating Distribution, in same-day funds; and

B.	Second, after determination of any dividend to be paid pursuant to Paragraph 6(A) of this Plan, all remaining amounts to the Common Shareholders, ratably according to the number of shares of common stock of the Fund held by such Common Shareholders on the Determination Date.

In the event the assets of the Fund available for distribution upon liquidation to the Preferred Shareholders are insufficient to make full payments to which such holders are entitled in accordance with the Charter or By-Laws of the Fund, payment shall be made pro rata among all such Preferred Shareholders. It is intended that any and all amounts of a Liquidating Distribution to Preferred Shareholders comprising a dividend shall be characterized in a manner consistent with Revenue Ruling 89-81, 1989-1 C.B. 226.

A-2

The Liquidating Distribution to Common Shareholders will include, if necessary, a dividend equal to the sum of (i) the amount, if any, required to avoid the imposition of tax under section 852 of the Internal Revenue Code of 1986, as amended (the “Code”) on investment company taxable income and net capital gain for each of the Fund’s (a) most recently completed taxable year, and (b) the subsequent taxable period ending on the Liquidation Date and (ii) the additional amount, if any, required to avoid the imposition of tax under section 4982 of the Code on ordinary income and capital gain net income. It is intended that any and all amounts of a Liquidating Distribution to Common Shareholders comprising such a dividend shall be characterized in a manner consistent with Revenue Ruling 89-81, 1989-1 C.B. 226.

7.	Expenses of the Liquidation and Dissolution of the Fund. The Fund shall bear all of the expenses incurred in carrying out this Plan.

8.	Deregistration under the 1940 Act. As soon as practicable after the Effective Date and upon completion of the Liquidating Distributions, the Fund shall take action to become deregistered as an investment company under the 1940 Act, and the officers of the Fund shall take such other actions as may be deemed necessary or advisable to carry out the provisions and purposes of this Plan.

9.	Dissolution. As promptly as practicable, but in any event no earlier than 20 days after the mailing of notice to the Fund’s known creditors, if any, the Fund shall be dissolved in accordance with the laws of the State of Maryland and the Charter, including filing Articles of Dissolution with the State Department of Assessments and Taxation of Maryland. Once dissolved, if any additional assets remain available for distribution to the Shareholders, the Board may provide such notices to Shareholders and make such distributions in the manner provided by the MGCL.

10.	Additional Tax Matters.

A.	This Plan is intended to, and shall, constitute a plan of liquidation constituting the complete liquidation of the Fund, as described in Section 331 or 332, as the case may be, and Section 562(b) of the Code.

B.	Within thirty (30) days after the date of the adoption of this Plan by Shareholders, the officers of the Fund shall file a return on Form 966 with the Internal Revenue Service, as required by Section 6043(a) of the Code, for and on behalf of the Fund.

A-3

11.	Additional Actions and Amendments. Without limiting the power of the Board under Maryland law and the Charter, the Board and, subject to the discretion of the Board or a duly authorized committee thereof, the officers of the Fund, shall have authority to do or authorize any or all acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of Maryland law, the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the NYSE. The Board shall have the authority to authorize such variations from, or amendments of, the provisions of the Plan (other than the terms governing Liquidating Distributions) as may be necessary or appropriate to effect the liquidation and dissolution of the Fund and the distribution of its net assets to Shareholders in accordance with the purposes to be accomplished by the Plan.
A-4

Alliance California Municipal Income Fund, Inc.

NOTICE OF

SPECIAL MEETING

OF STOCKHOLDERS

AND PROXY STATEMENT

March 11, 2019

EVERY STOCKHOLDER'S VOTE IS IMPORTANT

EASY VOTING OPTIONS:

VOTE ON THE INTERNET
Log on to:
www.proxy-direct.com
or scan the QR code
Follow the on-screen instructions
available 24 hours

VOTE BY PHONE
Call 1-800-337-3503
Follow the recorded instructions
available 24 hours

VOTE BY MAIL
Vote, sign and date this Proxy Card and return in the postage-paid envelope

VOTE
VOTE

VOTE IN PERSON
Attend Stockholder Meeting
1345 Avenue of the Americas
41st Floor
New York, NY 10105
on April 26, 2019

Please detach at perforation before mailing.

PROXY

ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE FUND. The undersigned stockholder of Alliance California Municipal Income Fund, Inc. (the “Fund”), a Maryland corporation, hereby appoints Stephen Laffey and Carol Rappa, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of Stockholders (the “Meeting”) to be held on Friday, April 26, 2019, at 3:00 p.m., Eastern Time, at the offices of the Fund, 1345 Avenue of the Americas, 41st Floor, New York, New York 10105, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned with all powers possessed by the undersigned if personally present at such Meeting or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement (the terms of each of which are incorporated by reference herein) and revokes any proxy heretofore given with respect to the Meeting. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS PROPERLY EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT.

ADDITIONALLY, IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

VOTE VIA THE INTERNET: www.proxy-direct.com VOTE VIA THE TELEPHONE: 1-800-337-3503

WE URGE YOU TO SIGN, DATE ON THE REVERSE SIDE AND MAIL THE ENCLOSED PROXY PROMPTLY

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Stockholders to Be Held on April 26, 2019.

The Proxy Statement and Proxy Card for this meeting are available at: https://www.proxy-direct.com/all-30536

IF YOU VOTE ON THE INTERNET OR BY TELEPHONE,

YOU NEED NOT RETURN THIS PROXY CARD

Please detach at perforation before mailing.